Exhibit 99.1

Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
Famous Dave’s Reports Full Year Results of $0.82 per share
Includes one-time net gain of $0.15 per share
MINNEAPOLIS, March 2, 2011 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue of $36.2 million and net income of $517,000, or $0.06 per diluted share, for its fiscal fourth quarter ended January 2, 2011. These results compare to revenue of $32.6 million and net income of $774,000, or $0.08 per diluted share for the comparable period in the prior year which included one additional fiscal week equal to $0.05 per diluted share. For the full year ended January 2, 2011, the company reported net income of $7.2 million, or $0.82 per diluted share, on total revenue of approximately $148.3 million, as compared with net income of $5.7 million, or $0.62 per diluted share, on total revenue of approximately $136.0 million for fiscal 2009.
“I’m proud of the solid results that our organization, led by operations, delivered in 2010,” said Christopher O’Donnell, president and CEO of Famous Dave’s of America. “However, as we enter 2011, with strong momentum and confidence that business conditions are beginning to improve, we remain cautious about the rising price environment and the potential impact it could have on consumer confidence and restaurant-level margins.”
Fiscal 2010’s results include one-time non-cash gains of approximately $2.0 million or $0.15 per diluted share related to the acquisition of seven restaurants in New York and New Jersey and a gain on the termination of the Marietta, Georgia lease, partially offset by lease termination costs for a company-owned location closed during the fourth quarter. In addition to the 53rd week, fiscal 2009’s fourth quarter results included approximately $0.02 per diluted share related to acquisition costs for the New York/New Jersey restaurants as well as operational costs for closed restaurants. Fiscal 2009’s full year results reflect approximately $0.06 of net charges for asset impairments, lease terminations, other closing costs, acquisition costs, and early debt retirement costs. These charges were partially offset by the $0.05 per diluted share contributed by the additional fiscal week.
Fiscal 2010 comparable sales for company-owned restaurants open for 24 months or more increased 3.3 percent for the fourth quarter, and increased 0.7 percent for the full year period. Comparable sales for franchise-operated restaurants declined 0.8 percent for both the fourth quarter and the full year period.
Sales results for company-owned restaurants reflected a gradual improvement in consumer spending, contributing to positive increases in all revenue levers: dine-in, to-go and catering. Comparable sales increases reflected the impact of weighted average price increases of approximately 1.2 percent. Off-premise sales for fiscal 2010, including to-go and catering, totaled 31.0 percent of sales compared to 31.1 percent for fiscal 2009.
Franchise royalty revenue for the fourth quarter of 2010 totaled $3.7 million, compared to $4.1 million for the comparable period in 2009. The decrease in royalty revenue primarily reflects the impact of lost royalties from eight New York and New Jersey locations, seven of which were purchased by the company in March of this year, as well as the comparable sales decrease of 0.8 percent. Franchise royalty revenue for fiscal 2010 totaled $15.9 million, compared to $16.9 million for fiscal 2009. The decrease in franchise royalty revenue again reflected the impact of lost royalties from the New York and New Jersey restaurant acquisition, as well as a decrease of approximately 0.8 percent in comparable sales.

Stock-based and Board of Directors Cash Compensation and Common Share Repurchase
Earnings results for the fourth quarter of 2010 included approximately $327,000 or $0.02 per diluted share, in compensation expense related to the company’s stock-based incentive programs and board of directors’ cash compensation, as compared to approximately $221,000 or $0.02 per diluted share, for the prior year comparable period. Stock-based compensation expense and board of directors’ cash compensation expense for the full year ended January 2, 2011 was approximately $1.3 million or $0.10 per diluted share, compared to approximately $832,000 or $0.06 per diluted share for the prior year comparable period. The year-over-year increase is primarily due to a higher stock price.
During fiscal 2010, the company completed a 1,000,000 share buyback authorization. In the fourth quarter, we announced another share buyback authorization, under which we repurchased 174,100 shares of common stock, at an average price of $10.33 per share, excluding commissions, for a total of approximately $1.8 million. During fiscal 2010, the company repurchased approximately 1,067,000 shares of common stock at an average price of $8.18 per share, excluding commissions, for a total of $8.7 million.
Marketing and Development
Development and marketing highlights during the quarter included a “limited time offer” called “Ribzilla,” which consisted of a beef short rib prepared as an entrée or sandwich, and also featured a bleu cheese wedge salad and cherry cobbler. Also included in this offering was a special beer pairing with Samuel Adams® Seasonals. Our new menu launched in early 2011, and contains several new items including a new “Citrus Grill” section which has a number of entrees less than 600 calories, paired with a side of broccoli and grilled pineapple steaks.
During the fourth quarter of fiscal 2010, five franchise-operated restaurants opened in Peoria, Illinois, Philadelphia, Pennsylvania, Orange, California, Lahaina (Maui), Hawaii, and Aurora, Colorado. One franchise-operated restaurant closed in Champagne, Illinois and one company-owned location closed in Palatine, Illinois. Additionally, during the fourth quarter, the company entered into an Area Development Agreement for three units in Indianapolis. Famous Dave’s ended the quarter with 182 restaurants, including 52 company-owned restaurants and 130 franchise-operated restaurants, located in 37 states. Subsequent to year end, a franchise partner closed a location in Omaha, Nebraska and another franchise partner closed a location in Pensacola, Florida.
Outlook
“During 2011, we will continue to focus on improving revenue and earnings,” said O’Donnell. “We will grow by opening new restaurants and adding new franchise partners to the system, and will strengthen our brand through concept evolution, as well as continued investments in infrastructure, systems and processes.”
During 2011, we expect to open approximately 10 — 12 new restaurants in total. We plan to spend approximately $5.5 million on capital expenditures in 2011 for one new company-owned restaurant, remodels and maintenance for existing restaurants, and various infrastructure projects.

Conference Call
The company will host a conference call tomorrow, March 3, 2011, at 10:00 a.m. Central Time to discuss its fourth quarter and full-year 2010 financial results. A live webcast of the discussion will be available through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 52 locations and franchises 128 additional locations in 37 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010
Revenue:
Restaurant sales, net	$32,235	$28,334	$131,154	$117,934
Franchise royalty revenue	3,694	4,061	15,902	16,912
Franchise fee revenue	110	45	345	200
Licensing and other revenue	178	161	867	972

Total revenue	36,217	32,601	148,268	136,018

Costs and expenses:
Food and beverage costs	9,633	8,443	38,754	35,489
Labor and benefits costs	10,135	9,159	41,352	37,016
Operating expenses	9,388	7,995	36,107	31,487
Depreciation and amortization	1,477	1,357	5,547	5,191
Asset impairment and estimated lease termination and other closing costs	142	99	74	218
General and administrative expenses	4,412	4,024	16,165	16,000
Pre-opening expenses	—	—	300	—
Gain on acquisition, net of
acquisition costs	—	79	(2,036)	79
Net loss on disposal of property	2	11	22	24

Total costs and expenses	35,189	31,167	136,285	125,504

Income from operations	1,028	1,434	11,983	10,514

Other expense:
Loss on early extinguishment of debt	—	(20)	—	(509)
Interest expense	(340)	(266)	(1,140)	(1,443)
Interest income	93	36	171	129
Other income (expense), net	12	—	—	(1)

Total other expense	(235)	(250)	(969)	(1,824)

Income before income taxes	793	1,184	11,014	8,690

Income tax expense	(276)	(410)	(3,796)	(2,989)

Net income	$517	$774	$7,218	$5,701

Basic net income per common share	$0.06	$0.08	$0.84	$0.63

Diluted net income per common share	$0.06	$0.08	$0.82	$0.62

Weighted average common shares outstanding — basic	8,335,000	9,143,000	8,620,000	9,114,000

Weighted average common shares outstanding — diluted	8,535,000	9,292,000	8,784,000	9,211,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010
Food and beverage costs (1)	29.9%	29.8%	29.5%	30.1%
Labor and benefits (1)	31.4%	32.3%	31.5%	31.4%
Operating expenses (1)	29.1%	28.2%	27.5%	26.7%
Depreciation & amortization (restaurant level) (1)	4.1%	4.2%	3.8%	3.9%
Depreciation & amortization (corporate level) (2)	0.5%	0.5%	0.4%	0.4%
General and administrative expenses (2)	12.2%	12.3%	10.9%	11.8%
Asset impairment and estimated lease termination and other closing costs (1)	0.4%	0.3%	0.1%	0.2%
Pre-opening expenses and net loss on disposal of property (1)	—	—	0.2%	—
Gain on acquisition, net of acquisition costs(1)(3)	—	0.3%	(1.6%)	0.1%

Total costs and expenses (2)	97.2%	95.6%	91.9%	92.3%
Income from operations (2)	2.8%	4.4%	8.1%	7.7%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue

(3)	Acquisition costs incurred in 2009 were prior to the completion of an acquisition in fiscal 2010.
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	January 2,	January 3,
(in thousands)	2011	2010
ASSETS
Cash and cash equivalents	$2,654	$2,996
Other current assets	8,593	9,486
Property, equipment and leasehold improvements, net	61,550	54,818
Other assets	3,332	1,081

Total assets	$76,129	$68,381

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$13,854	$12,464
Line of credit	13,000	13,500
Other long-term obligations	16,371	9,423
Shareholders’ equity	32,904	32,994

Total liabilities and shareholders’ equity	$76,129	$68,381

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Twelve Months Ended
	January 2,	January 3,
(in thousands)	2011	2010
Cash flows provided by operating activities	$13,884	$14,521
Cash flows used for investing activities	(11,754)	(1,930)
Cash flows used for financing activities	(2,472)	(11,282)

(Decrease) increase in cash and cash equivalents	$(342)	$1,309

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010
Restaurant sales (in thousands):
Company-Owned	$32,235	$28,334	$131,154	$117,934
Franchise-Operated	$79,209	$87,703	$340,454	$358,696
Total number of restaurants:
Company-Owned	52	45	52	45
Franchise-Operated	130	132	130	132

Total	182	177	182	177

Total weighted average weekly net sales (AWS):
Company-Owned	$47,058	$44,692	$49,187	$48,197
Franchise-Operated	$48,417	$48,001	$52,631	$53,016

AWS 2005 and Post 2005: (1)
Company-Owned	$52,138	$51,784	$55,623	$57,027
Franchise-Operated	$51,559	$51,943	$56,322	$57,890

AWS Pre 2005: (1)
Company-Owned	$43,950	$42,135	$45,628	$45,085
Franchise-Operated	$42,515	$41,687	$46,287	$45,885

Operating Weeks:
Company-Owned	685	634	2,654	2,441
Franchise-Operated	1,632	1,824	6,458	6,758

Comparable net sales: (2)
Company-Owned	3.3%	(3.4%)	0.7%	(6.3%)
Franchise-Operated	(0.8%)	(8.5%)	(0.8%)	(8.5%)

Total number of comparable restaurants:
Company-Owned	42	38	40	37
Franchise-Operated	104	100	94	90

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

(2)	Comparable data for the three and twelve months ended January 3, 2010 based on a 52 week comparison.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.